Morgan Stanley Invesment Management Inc. Funds*
Rule 10f-3 Transactions (Purchase of Securities by Portfolio From an Underwriting Syndicate in which an Affiliate is a Member) (1)
August 1, 2002 - October 31, 2002


                                            PRICE   SHARES/       AMOUNT OF
                PARTICIPATING      TRADE     PER      PAR PURCHASED OFFER   %
UNDERWRITING    PORTFOLIO(s)       DATE    SHARE(2) AMOUNT  FROM    (000)  UW

Weight Watchers   Equity Growth     9/17/02  42.00  4,500   CSFB  15,000 0.03%

Trimeris, Inc.    Small Co. Growth  9/26/02  45.25  19,700  LB     2,400 0.82%


(1) All transactions were completed in accordance with Rule 10f-3 and Board approved Rule 10f-3 procedures.
(2) All prices in U.S. Dollar unless otherwise noted
* Morgan Stanley Institutional Fund, Inc. ("MSIF Inc.")
CSFB - Credit Suisse First Boston
LB - Lehman Brothers